Exhibit 10.8

Gentherm incorporated

AMENDMENT NO. 1 TO SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

For the period commencing on the date of the 2020 annual meeting of shareholders and ending on the date of the 2021 annual meeting of shareholders, the non-employee directors of the Company shall receive their annual cash retainers, calculated as provided in the Summary of Non-Employee Director Compensation that was effective starting with the 2019 annual meeting of shareholders, in the form of restricted stock instead of cash. Accordingly, the value of the annual equity retainer will be increased by the value of the annual cash retainer, with all restricted stock vesting on the first anniversary of the date of grant, subject to the applicable director’s continued service or retirement.